Exhibit 99.1

Contact: Stewart E. McClure, Jr.
President & CEO
(908) 630-5000

SOMERSET HILLS BANCORP REPORTS
2009 THIRD QUARTER AND NINE-MONTH EARNINGS
DECLARES CASH DIVIDEND OF $0.05 PER SHARE

BERNARDSVILLE, N.J., October 22, 2009 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the “Company”) parent company of Somerset Hills Bank (the “Bank”) reported net income of $462,000 for the quarter ended September 30, 2009, up 8.7% from $425,000 earned during the third quarter of 2008. Diluted earnings per share for the third quarter were $0.08 in 2009 and 2008.

Net income for the first nine months of 2009 was $1.413 million, up 14.3% from $1.236 million earned during the first nine months of 2008. Diluted earnings per share for the nine months were $0.20 in 2009 versus $0.23 in 2008. Net income available to common stockholders was $1.063 million for the first nine months of 2009. Net income available to common and diluted earnings per share for 2009 reflect accretion, dividends, and repurchase premium related to $7.4 million of preferred stock and warrants issued on January 16, 2009 to the U.S. Treasury under the Capital Purchase Program. During the second quarter of 2009 the Company repurchased all of the preferred stock and warrants issued to Treasury, and therefore these securities had no impact on the current quarter.

Stewart E. McClure, Jr., President and CEO stated, “With the repurchase of the TARP capital behind us, we redoubled our efforts toward building shareholder value. In short, we maintained our solid asset quality and improved our profitability.” Mr. McClure further commented, “For the seventh consecutive quarterly period, we had no increases in nonperforming assets, which remained at only 0.04% of total assets. On a sequential quarter basis, our net interest margin widened significantly and our non-interest expenses declined, even after taking into account the FDIC special assessment recorded in the second quarter. Going forward, we aim to build upon the Company’s positive trends including core deposit growth, net interest margin expansion and expense control. Our capital (tangible common equity ratio of 12.30%), and loan loss reserves (1.39% of total loans) are solid, yet we are mindful that there remains a credit crisis in the U.S., and that we may see additional stress to credit portfolios before we reach full economic recovery.”

Net interest income for the 2009 third quarter totaled $2.662 million, a decline of $78,000, or 2.8%, from $2.740 million earned in the year ago quarter. The net interest margin declined by 60 basis points to 3.68% in the current quarter from 4.28% in the prior year quarter. Average interest-earning assets were $287.1 million, up 12.7% from

$254.8 million in the third quarter of 2008. For the first nine months of 2009, net interest income was $7.769 million and the net interest margin was 3.60%, down from $8.078 million and 4.21% for the first nine months of 2008. Average interest-earning assets increased by 12.7% to $288.8 million for the first nine months of 2009 versus $256.2 million for same period one year ago. The reductions in net interest margin and the increases in interest-earning assets versus last year were substantial due to a strategy employed primarily during the third quarter of last year to increase liquidity and grow market share by offering time deposits at competitive rates of interest. The maturity and re-pricing of these deposits during the third quarter of 2009 at lower rates of interest contributed to a 25 basis point increase in the net interest margin versus the second quarter of 2009.

Non-interest income increased by $114,000 to $594,000 in the third quarter of 2009, from $480,000 in the third quarter of 2008, primarily due to higher gains on sales of residential mortgages at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank. Sullivan originates loans strictly on a pre-sold flow-basis, and had an improved year-over-year quarter due to improved execution in the current low interest rate environment. For the nine months ended September 30, 2009, non-interest income was $2.381 million, up $914,000 from $1.467 million reported for the first nine months of 2008. Gains on sales of residential mortgages increased by $375,000 for the year-over-year nine-month period due to increased volume and improved sales execution. In addition, the Company received in January 2009, $568,000 in tax free proceeds from a bank-owned life insurance policy.

Non-interest expenses declined by $19,000 to $2.450 million in the third quarter of 2009, from $2.469 million in the third quarter of 2008. Decreases in fees paid for professional services, such as consultants and legal counsel, were partially offset by higher FDIC regular insurance premiums and moderately higher employee expenses, including increased costs for health benefits. For the first nine months of 2009, non-interest expense was $7.760 million, up $315,000 from $7.445 million reported for the prior year period. Contributing to increased operating expenses for the nine-month comparison were higher FDIC insurance premiums, including a $140,000 special assessment, and a non-recurring $183,000 charge for retirement plan liability. These increases were partially offset by lower marketing expenses and overall cost containment.

Total non-accrual loans at quarter-end were $115,000, representing 0.05% of total loans versus $1.963 million, or 0.94% of total loans, at September 30, 2008. The Company had no other real estate owned at September 30, 2009 down from $297,000 one year ago. Net charge-offs in the current quarter were $10,000 versus $132,000 for the third quarter of 2008, while net charge-offs for the first nine months of 2009 were $656,000 versus $507,000 for the first nine months of 2008. The ratio of allowance for loan losses to total loans was 1.39% at September 30, 2009 and 1.46% at September 30, 2008. The allowance for loan losses as of the current quarter-end covers nonperforming loans by 25.3x up from 1.6x one year ago.

The Company’s tangible common equity ratio was 12.30% at September 30, 2009 versus 12.85% one year ago. Tangible book value per share was $7.34 at September 30, 2009 and $7.13 at September 30, 2008.

The Board of Directors has declared a quarterly cash dividend of $0.05 per share payable November 30, 2009 to shareholders of record as of November 16, 2009.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended September 30

($ in thousands except per share data)	2009	2008

Income Statement Data:
Net interest income	$2,662	$2,740
Provision for loan losses	150	150

Net interest income after prov. for loan losses	2,512	2,590
Non-interest income	594	480
Non-interest expense	2,450	2,469

Income before income taxes	656	601
Income tax expense	194	176

Net income	$462	$425

Diluted earnings per share	$0.08	$0.08

Balance Sheet Data:
At period end-
Total assets	$309,165	$286,522
Loans, net	206,269	206,930
Loans held for sale	2,059	4,624
Allowance for loan losses	2,914	3,059
Investment securities held to maturity	12,262	12,056
Investment securities held for sale	34,160	22,044
Deposits	258,055	237,124
Borrowings	11,000	11,000
Shareholders’ equity	38,036	36,814
Book value per share	$7.34	$7.13
Tangible common equity ratio	12.30%	12.85%
Average for the period-
Interest-earning assets	287,099	254,856
Total assets	306,055	276,228
Shareholders’ equity	38,131	36,518

Performance Ratios:
Return on average assets	0.60%	0.61%
Return on average equity	4.81%	4.62%
Net interest margin	3.68%	4.28%
Efficiency ratio	75.2%	76.7%

Asset Quality:
Net charge-offs (recoveries)	10	132
At period end-
Nonaccrual loans	115	1,963
OREO property	-	297
Nonaccrual loans to total loans	0.05%	0.94%
Nonperforming assets to total assets	0.04%	0.69%
Allowance for loan losses to total loans	1.39%	1.46%
Allowance as a % of nonperforming loans	2,534%	156%

SOMERSET HILLS BANCORP
Statement of Operations
 (in thousands, except per share data)

	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Nine months ended September 30, 2008

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Loans, including fees	$2,989	$3,256	$8,791	$9,861
Federal funds sold	-	11	2	98
Investment securities	481	434	1,543	1,363
Cash and due from banks	22	4	58	15

Total interest income	3,492	3,705	10,394	11,337

INTEREST EXPENSE
Deposits	737	855	2,348	2,967
Federal funds Purchased	-	12	-	12
Federal Home Loan Bank advances	93	98	277	280

Total interest expense	830	965	2,625	3,259

Net Interest Income	2,662	2,740	7,769	8,078

PROVISION FOR LOAN LOSSES	150	150	750	365

Net interest income after provision for loan losses	2,512	2,590	7,019	7,713

NON-INTEREST INCOME
Service fees on deposit accounts	72	83	207	225
Gains on sales of mortgage loans, net	371	249	1,169	794
Bank owned life insurance	79	87	801	261
Other income	72	61	204	187

Total Non-Interest Income	594	480	2,381	1,467

NON-INTEREST EXPENSE
Salaries and employee benefits	1,382	1,303	4,150	3,918
Occupancy expense	468	493	1,446	1,451
Advertising & business promotions	50	78	151	222
Printing stationery and supplies	37	41	152	138
Data processing	125	137	376	418
Other operating expense	388	417	1,485	1,298

Total Non-Interest Expense	2,450	2,469	7,760	7,445

Income before provision for taxes	656	601	1,640	1,735

PROVISION FOR INCOME TAX	194	176	227	499

Net income	$462	$425	$1,413	$1,236
Dividends on preferred stock and accretion	-	-	350	-

Net income available to common stockholders	$462	$425	$1,063	$1,236

Per share data
Net income - basic	$0.09	$0.08	$0.21	$0.24

Net income - diluted	$0.08	$0.08	$0.20	$0.23

SOMERSET HILLS BANCORP
 Balance Sheets
(Dollars in thousands)

	September 30, 2009	December 31, 2008

	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$37,303	$19,997
Federal funds sold	-	1,500

Total cash and cash equivalents	37,303	21,497

Loans held for sale, net	2,059	2,366
Investment securities held to maturity (Approximate maket value of $12,157 in 2009 and $11,608 in 2008)	12,262	12,293
Investments available for sale	34,160	36,816

Loans receivable	209,183	211,246
Less allowance for loan losses	(2,914)	(2,819)

Net loans receivable	206,269	208,427

Premises and equipment, net	5,655	5,973
Bank owned life insurance	7,678	8,459
Accrued interest receivable	1,116	1,227
Other assets	2,663	2,605

Total assets	$309,165	$299,663

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$56,793	$50,957
Interest bearing deposits
Now, M/M and savings	144,693	140,945
Certificates of deposit, under $100,000	28,988	32,774
Certificates of deposit, $100,000 and over	27,581	25,084

Total deposits	258,055	249,760

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	2,074	1,374

Total liabilities	271,129	262,134

STOCKHOLDERS’ EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	-	-
Common stock- authorized 9,000,000 shares of no par value; issued and outstanding, 5,179,773 shares in 2009 and 5,180,012 shares in 2008	37,311	37,361
Accumulated deficit	(41)	(326)
Accumulated other comprehensive income	766	494

Total stockholders’ equity	38,036	37,529

Total liabilities and stockholders’ equity	$309,165	$299,663